EXHIBIT 99.1

PNM Resources Reports 2007 First Quarter Earnings
Contribution of Twin Oaks Power plant to EnergyCo joint venture expected in June
Proceeds to reduce debt

1st QUARTER HIGHLIGHTS
•	GAAP earnings of $0.38 per diluted share
•	Ongoing earnings of $0.39 per diluted share
•	First Choice Power customer growth and sales volumes improve earnings
•	2007 earnings guidance range affirmed

(ALBUQUERQUE, N.M.) - PNM Resources (NYSE: PNM) today reported unaudited first quarter 2007 consolidated ongoing earnings per diluted share of $0.39. The company also reported quarterly GAAP (generally accepted accounting principles) earnings of $0.38 per diluted share. Both ongoing and GAAP earnings per diluted share equaled 2006 quarterly results of $0.39 and $0.38, respectively.

Ongoing earnings exclude acquisition-related costs and other non-recurring charges and revenue. A reconciliation of GAAP to ongoing earnings is provided on Schedule 1.

Quarterly ongoing earnings available for common stock increased 14.2 percent to $30.7 million. However, a 12.6 percent increase in the average number of common shares outstanding resulted in overall ongoing earnings per diluted share to remain the same as the first quarter of 2006.

“We continued to demonstrate strong growth in net earnings, although this performance was not reflected in earnings per share results. We saw significant improvement at the Palo Verde Nuclear Generating Station this quarter,” said Jeff Sterba, PNM Resources chairman, president and CEO. “In addition, we had continued good performance from First Choice Power - the result of its growth strategy in action. Negatively impacting our earnings were increased coal costs and reduced availability at our base load coal plants.

“Our energy joint venture is progressing and a strong, core management team is being established. The building blocks soon will be in place for additional growth with the planned contribution of Twin Oaks Power during the second quarter.”

Palo Verde had strong performance during the quarter with an equivalent availability factor of 92.5 percent, compared with 70.5 percent during the same period in 2006. However, an extended maintenance outage for Unit 2 at the San Juan Generating Station and forced outages at the Four Corners Plant partially offset Palo Verde’s contribution.

FIRST QUARTER 2007 SEGMENT REPORTING

Regulated Operations

PNM - a natural gas and vertically integrated electric and gas utility in New Mexico with distribution, transmission and generation assets.

Electric:

Beginning in 2007, the PNM Electric segment includes the territory in southern New Mexico formerly served by Texas-New Mexico Power Co.

•
PNM Electric reported earnings per diluted share of $0.13, unchanged from the first quarter of 2006. Earnings increased $1.5 million, or 17.6 percent, to $10.3 million and gross margin increased $10.8 million, or 11.0 percent, to $109.3 million.

•
Increases in earnings and margin were driven primarily by improved Palo Verde performance and a 3.2 percent increase in load growth, which was partially offset by the rising costs to serve increased demand. The addition of TNMP-New Mexico operations also improved earnings. Earnings were reduced by an increase in coal costs, and planned and forced outages at San Juan and Four Corners, respectively.

Gas:

•
PNM Gas reported earnings per diluted share of $0.16, compared with $0.15 during the quarter in 2006. Earnings increased $2.4 million to $12.8 million and gross margin increased $5.0 million to $54.8 million.

•	Colder weather and customer growth of 2.4 percent were partially offset by continued customer conservation and increased maintenance and repair costs.

TNMP - a transmission and distribution company in Texas.

Beginning in 2007, the TNMP Electric segment consists only of Texas transmission and distribution operations.

•	TNMP reported earnings per diluted share of $0.01, compared with $0.02 in 2006. Earnings decreased 19.7 percent to $0.9 million and gross margin decreased slightly to $33.8 million.

•
The collection of the competitive transition charge, which began in December 2006, increased earnings but was more than offset by the transfer of the southern New Mexico operations, and higher transmission and distribution operating costs.

Unregulated Operations

Wholesale - a business segment consisting of the generation and sale of electricity into wholesale markets.

•
Wholesale reported quarterly earnings per diluted share of $0.09, compared with $0.13 in 2006. Gross margin increased $21.1 million to $52.5 million. Increased operating and maintenance expenses related to plant outages and the additions of Twin Oaks and the Luna Energy Facility reduced earnings. In addition, during the first quarter of 2006 Wholesale significantly benefited from robust forward sales related to hurricane-driven prices that were not replicated in 2007.

•	Improved performance at Palo Verde added $0.04 to earnings per diluted share while the addition of Twin Oaks added $0.02 to earnings per diluted share.

First Choice Power - a competitive retail electric provider in Texas.

•
First Choice Power reported quarterly earnings per diluted share of $0.08, compared with $0.01 for 2006. Earnings increased substantially to $5.9 million from $0.8 million and gross margin increased $10.0 million to $24.8 million.

•	Performance largely was driven by strong business and residential customer growth and a 33.1 percent increase in sales volumes.

Corporate/Other - a business segment that reflects costs at the holding company, PNM Resources. The segment includes Avistar and PNMR Services Company, which provides corporate services to PNM Resources and all of its subsidiaries.

•
Ongoing earnings per diluted share decreased to $(0.08) in 2007 from $(0.05) in 2006, mainly driven by increased financing charges related to short-term borrowings. GAAP earnings per diluted share also decreased $0.03, from $(0.06) in 2006 to $(0.09) in 2007.

TWIN OAKS CONTRIBUTION TO ENERGYCO and EARNINGS GUIDANCE
PNM Resources today also provided updates regarding EnergyCo, its joint venture with a wholly owned subsidiary of Cascade Investment, L.L.C.

Chuck Eldred, PNM Resources senior vice president and CFO, said the company expects to contribute the Twin Oaks Power plant to the joint venture on or about June 1, 2007. He said PNM Resources and the Cascade subsidiary have agreed on a fair market value for Twin Oaks of approximately $554 million, which includes two existing power sales agreements and the development rights for a possible 600-megawatt expansion.

Under the terms of a non-binding letter of intent, the Cascade subsidiary would make a cash contribution to EnergyCo that is equal to 50 percent of Twin Oaks’ fair market value, or approximately $277 million. EnergyCo then would distribute the cash to PNM Resources. Eldred said PNM Resources plans to use the approximate $277 million distribution from EnergyCo to reduce its corporate debt.

“Contributing Twin Oaks to EnergyCo will improve PNM Resources’ financial position,” Eldred said. “It also provides a solid foundation for the future growth of EnergyCo. Twin Oaks brings a stable, dependable revenue source with the potential of additional earnings when the current under-market contract expires Sept. 30.”

When PNM Resources acquired Twin Oaks in April 2006, it assumed two power sales contracts. The first contract called for the delivery of 100 percent of the plant’s 305-megawatt capacity through September 2007. The second contract is for 75 percent of Twin Oaks’ output from October 2007 through December 2010.

Eldred said the June contribution of Twin Oaks is expected to reduce 2007 earnings per diluted share by approximately $0.05. The stated 2007 ongoing earnings guidance range remains unchanged at $1.80 to $2.00 per diluted share.

ENERGYCO MANAGEMENT ADDITION
Sterba, who also serves as an EnergyCo board member, said EnergyCo has named its second management team member. Charles Kitowski, who joined First Choice Power in June 2005 as vice president of Portfolio Trading and Energy Supply and for the last year has been co-president of First Choice Power, will serve as EnergyCo’s president of Marketing and Trading.

Kitowski has more than 15 years of experience in general management, operations and finance in the energy and manufacturing sectors. Prior to joining First Choice Power, he spent more than six years with TXU Corporation in various finance and risk management positions, including vice president of Risk Management. He holds a bachelor’s degree in mechanical engineering from Texas A&M University, a master’s degree in material science and engineering from the University of Texas, and a master’s degree in business administration from Harvard University.

Kitowski joins Mark Kubow at EnergyCo. Kubow, who most recently served as a vice president at BG Group and launched that company’s power business in North America, was named EnergyCo president of Generation and Development on April 2.

OTHER COMPANY UPDATES
•
First Choice Power President: Jeff Weiser, who with Kitowski served as co-president of First Choice Power, will now be president of the retail energy provider. Weiser has more than 20 years of experience in general management, sales and marketing, and corporate development, including 11 years in senior management at TXU.  Weiser holds a bachelor's degree in economics and Spanish from Northwestern University, as well as a master's degree in finance and marketing from Northwestern's J.L. Kellogg Graduate School of Management.

•
Investor Relations Director: The company has named Gina Jacobi director of Investor Relations and Shareholder Services. Jacobi has served as director of Modeling and Forecasting for PNM Resources since 2005. She has more than 20 years of experience in financial planning and analysis, including serving as director of Finance and Forecasting for TNMP. Jacobi holds a bachelor's degree in management and Spanish from Rice University, and a master’s degree in management from Northwestern's J.L. Kellogg Graduate School of Management.

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Power Purchase Agreement: PNM has signed a 20-year agreement with Black Hills Corporation to purchase the output of a natural gas-fired power plant to be built in central New Mexico. Black Hills will develop and operate the 149-megawatt, simple-cycle facility, which is expected to be online in June 2008. PNM will purchase the fuel for the plant when it is operational and has the option to acquire up to 50 percent ownership.

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PNM Gas Rate Case: The company continues to await the recommended decision by a New Mexico Public Regulation Commission hearing examiner regarding PNM’s proposed $20.5 million increase to natural gas rates and services. Once the recommended decision is made, the commissioners must review it with a final decision due no later than June 29.

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PNM Electric Rate Case: The procedural schedule regarding PNM’s request to increase general electric rates by $68.9 million has been established. Regulatory staff and intervener testimony is due by Aug. 6. A hearing is scheduled for Sept. 5-14 and a final order is due Dec. 23.

FIRST QUARTER EARNINGS CALL
PNM Resources will conduct its first quarter 2007 earnings conference call on Tuesday, May 8, at 9 a.m. Eastern.

Participants within the United States call:	(866) 831-6267
Participants outside the United States call:	(617) 213-8857
Pass code:	53333893

The call will be broadcast live and the presentation available at www.PNMResources.com.
A transcript of the call also will be on PNM Resources’ Web site as soon as possible. A replay of the conference call will be available through May 15, 2007:

Participants within the United States call:	(888) 286-8010
Participants outside the United States call:	(617) 801-6888
Pass code:	71764615

About PNM Resources
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2006 consolidated operating revenues of $2.5 billion. Through its utility and energy subsidiaries, PNM Resources serves electricity to more than 835,000 homes and businesses in New Mexico and Texas and natural gas to more than 492,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an unregulated energy technology company. With generation resources of more than 2,770 megawatts, PNM Resources and its subsidiaries sell power on the wholesale market throughout the Southwest, Texas and the West. The company also owns a 50-percent share of an energy joint venture with Cascade Investment, L.L.C. For more information, visit www.PNMResources.com.

About Cascade Investment
Based in Kirkland, Wash., Cascade Investment, L.L.C., oversees the personal investments of William H. Gates III and the investment assets of the Bill & Melinda Gates Foundation.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this earnings release that relate to future events or the Company’s expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, the Company cautions you not to place undue reliance on these statements. The Company’s business, financial condition, cash flow and operating results are influenced by many factors, which are often beyond its control, that can cause actual results to differ from those expressed or implied by the forward looking statements. These factors include the risk that the new limited liability company in which the Company has a 50% interest, and which temporarily is named “EnergyCo”, is unable to identify and implement profitable acquisitions or that the contribution of assets to EnergyCo by PNMR may not be implemented as expected, the potential unavailability of cash from the Company’s subsidiaries due to regulatory, statutory and contractual restrictions, the outcome of any appeals of the Public Utility Commission of Texas order in the stranded cost true-up proceeding, the ability of First Choice Power to attract and retain customers, changes in Electric Reliability Council of Texas protocols, changes in the cost of power acquired by First Choice Power, collections experience, insurance coverage available for claims made in litigation, fluctuations in interest rates, conditions affecting the Company’s ability to access the financial markets, weather, water supply, changes in fuel costs, availability of fuel supplies, the effectiveness of risk management and commodity risk transactions, seasonality and other changes in supply and demand in the market for electric power, variability of wholesale power prices and natural gas prices, volatility and liquidity in the wholesale power markets and the natural gas markets, changes in the competitive environment in the electric and natural gas industries, the performance of generating units, including PVNGS, SJGS and Four Corners, and transmission systems, , the ability to secure long-term power sales, the risks associated with completion of the construction of generation, including pollution control equipment at the San Juan Generating Station and the expansion of the Afton Generating Station, transmission, distribution and other projects, including construction delays and unanticipated cost overruns, state and federal regulatory and legislative decisions and actions, the risk that the Company and its subsidiaries may have to commit to substantial capital investments and additional operating costs to comply with new environmental control requirements including possible future requirements to address concerns about global climate change, the outcome of legal proceedings, changes in applicable accounting principles and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect the Company and that could cause actual results to differ from those expressed or implied by the Company’s forward-looking statements, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company’s current and future Current Reports on Form 8-K, filed with the SEC.

PNM Resources, Inc.
Schedule 1: 1st Quarter 2007 Reconciliation of Ongoing Earnings to GAAP Earnings
(Preliminary and Unaudited)

	Quarter Ended March 31,
	2007		2006
	Earnings	Diluted	Earnings	Diluted
	(in 000s)	EPS	(in 000s)	EPS
Net Earnings Available to Common Shareholders	$29,969	$0.38	$26,325	$0.38

Adjustments for Acquisition-Related
Charges (net of income tax effects):
Acquisition Integration Costs	--	--	569	0.01
JV Formation Costs	742	0.01	--	--
Total Adjustments	742	0.01	569	0.01

Net Ongoing Earnings Available to Common Shareholders	$30,711	$0.39	$26,894	$0.39

Average Diluted Shares	78,099		69,375

All adjustments are included in the Corporate/Other segment

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
	Three Months Ended March 31,
	2007	2006
	(In thousands, except share information)
Operating Revenues:
Electric	$436,807	$448,216
Gas	216,484	207,476
Other	210	109
Total operating revenues	653,501	655,801

Operating Expenses:
Cost of energy sold	378,521	425,972
Administrative and general	71,205	65,305
Energy production costs	47,500	37,587
Depreciation and amortization	40,442	34,330
Transmission and distribution costs	22,567	19,050
Taxes, other than income taxes	18,620	16,964
Income taxes	13,969	10,247
Total operating expenses	592,824	609,455
Operating income	60,677	46,346

Other Income and Deductions:
Interest income	10,788	10,151
Gains on investment securities	70	966
Other income	2,012	2,201
Equity in net loss of EnergyCo	(662)	-
Carrying charges on regulatory assets	-	1,973
Other deductions	(987)	(1,516)
Other income taxes	(3,950)	(5,101)
Net other income and deductions	7,271	8,674
Earnings before interest charges	67,948	55,020

Interest Charges:
Interest on long-term debt	24,009	22,531
Other interest charges	13,838	6,032
Total interest charges	37,847	28,563

Preferred Stock Dividend Requirements of Subsidiary	132	132

Net Earnings	$29,969	$26,325

Net Earnings per Common Share
Basic	$0.39	$0.38

Diluted	$0.38	$0.38

Dividends Declared per Common Share	$0.23	$0.22

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY COMPARATIVE OPERATING STATISTICS

The following table shows PNM Electric revenues by customer class, including intersegment revenues that are eliminated within the presentation of the preliminary condensed consolidated statements of earnings, and average number of customers:

	Three Months Ended
	March 31,
	2007	2006	Variance
	(In thousands, except customers)
Residential	$67,797	$55,328	$12,469
Commercial	64,707	57,079	7,628
Industrial	23,450	14,741	8,709
Transmission	8,866	7,045	1,821
Other	5,293	4,585	708
	$170,113	$138,778	$31,335

Average customers	487,001	425,919	61,082

The following table shows PNM Electric MWh sales by customer class:

	Three Months Ended
	March 31,
	2007	2006	Variance
	(Megawatt hours)
Residential	820,630	688,472	132,158
Commercial	876,954	803,700	73,254
Industrial	470,277	314,008	156,269
Other	56,367	54,863	1,504
	2,224,228	1,861,043	363,185

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY COMPARATIVE OPERATING STATISTICS

The following table shows TNMP Electric revenues by customer class, including intersegment revenues that are eliminated within the presentation of the preliminary condensed consolidated statements of earnings, and average number of customers:

	Three Months Ended
	March 31,
	2007	2006(1)	Variance
	(In thousands, except customers)
Residential	$14,760	$19,271	$(4,511)
Commercial	15,969	20,599	(4,630)
Industrial	1,744	13,319	(11,575)
Other	8,455	9,496	(1,041)
	$40,928	$62,685	$(21,757)

Average customers(2)	225,380	271,103	(45,723)

(1)
The customer class revenues presented above for the three months ended March 31, 2006 have been reclassified from prior year presentation in order to be consistent with current year presentation, as a result of changes in customer classifications. Additionally, the average customer count presented above for the three months ended March 31, 2006 has been reclassified from prior year presentation in order to be consistent with the current year presentation for the Electric Service Identifier (ESI ID) customer count methodology used by the Electric Reliability Council of Texas (ERCOT).

(2)
Under the Texas Electric Choice Act (TECA), customers of TNMP Electric in Texas have the ability to choose First Choice or any other Retail Electric Provider (REP) to provide energy. The average customers reported above include 135,707 and 149,014 customers of TNMP Electric at March 31, 2007 and 2006, respectively, who have chosen First Choice as their REP. These TNMP Electric customers are also included below in the First Choice segment. For PNMR consolidated reporting purposes, these customers are included only once in the consolidated customer count.

The following table shows TNMP Electric MWh sales by customer class:

	Three Months Ended
	March 31,
	2007	2006 (2)	Variance
	(Megawatt hours(1))
Residential	538,462	527,880	10,582
Commercial	459,149	480,586	(21,437)
Industrial	407,345	556,056	(148,711)
Other	24,122	28,959	(4,837)
	1,429,078	1,593,481	(164,403)

(1)
The MWh sales reported above include 473,014 and 474,841 MWh used by customers of TNMP Electric at March 31, 2007 and 2006, respectively, who have chosen First Choice as their REP. These MWh are also included below in the First Choice segment.

(2)
The customer class sales presented above for the three months ended March 31, 2006 have been reclassified from prior year presentation in order to be consistent with current year presentation, as a result of changes in customer classifications.

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY COMPARATIVE OPERATING STATISTICS

The following table shows PNM Gas revenues by customer class, including intersegment revenues that are eliminated within the presentation of the preliminary condensed consolidated statements of earnings, and average number of customers:

	Three Months Ended
	March 31,
	2007	2006	Variance
	(In thousands, except customers)
Residential	$152,331	$141,637	$10,694
Commercial	45,186	44,021	1,165
Industrial	583	737	(154)
Transportation(1)	5,014	4,659	355
Other	13,418	16,471	(3,053)
	$216,532	$207,525	$9,007

Average customers	491,995	480,655	11,340

(1) Customer-owned gas.

The following table shows PNM Gas throughput by customer class:

	Three Months Ended
	March 31,
	2007	2006	Variance
	(Thousands of Decatherms)
Residential	13,944	11,962	1,982
Commercial	4,634	4,166	468
Industrial	63	72	(9)
Transportation(1)	10,800	11,031	(231)
Other	1,326	1,566	(240)
	30,767	28,797	1,970

(1) Customer-owned gas.

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY COMPARATIVE OPERATING STATISTICS

The following table shows Wholesale revenues by class of sales transactions, including intersegment revenues that are eliminated within the presentation of the preliminary condensed consolidated statements of earnings:

	Three Months Ended
	March 31,
	2007	2006	Variance
	(In thousands)
Long-term contracts	$75,494	$31,234	$44,260
Short-term sales	59,057	148,254	(89,197)
	$134,551	$179,488	$(44,937)

The following table shows Wholesale MWh sales by customer class:

	Three Months Ended
	March 31,
	2007	2006	Variance
	(Megawatt hours)
Long-term contracts	1,162,214	578,544	583,670
Short-term sales	1,440,366	2,220,752	(780,386)
	2,602,580	2,799,296	(196,716)

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY COMPARATIVE OPERATING STATISTICS

The following table shows First Choice electric operating revenues by customer class, including intersegment revenues that are eliminated within the presentation of the preliminary condensed consolidated statements of earnings, and number of customers:

	Three Months Ended
	March 31,
	2007	2006(1)	Variance
	(In thousands, except customers)
Residential	$85,552	$59,601	$25,951
Mass-market	16,169	18,821	(2,652)
Mid-market	30,557	19,447	11,110
Trading(4)	1,134	1,836	(702)
Other	2,153	5,377	(3,224)
	$135,565	$105,082	$30,483

Actual customers (2,3)	256,931	219,071	37,860

(1)
The customer class revenues presented above for the three months ended March 31, 2006 have been reclassified from prior year presentation in order to be consistent with current year presentation, as a result of changes in customer classifications. Additionally, the average customer count presented above for the three months ended March 31, 2006 have been reclassified from prior year presentation in order to be consistent with the current year presentation for the ESI ID customer count methodology used by the ERCOT.

(2)	See note above in the TNMP Electric segment discussion about the impact of TECA.

(3)
Due to the competitive nature of First Choice’s business, actual customer count at March 31 is presented in the table above as a more representative business indicator than the average customers that are shown in the table for TNMP customers. First Choice had 256,465 average customers and 220,525 average customers for the three months ended March 31, 2007 and 2006, respectively. The 220,525 average customers for the three months ended March 31, 2006 have been reclassified from prior year presentation in order to be consistent with the current year presentation for the ESI ID customer count methodology used by the ERCOT.

(4)	Includes gas trading

The following table shows First Choice MWh electric sales by customer class:

	Three Months Ended
	March 31,
	2007	2006(2)	Variance
	(Megawatt hours(1))
Residential	614,908	427,544	187,364
Mass-market	99,866	121,027	(21,161)
Mid-market	259,876	177,643	82,233
Other	9,279	13,005	(3,726)
	983,929	739,219	244,710

(1)	See note above in the TNMP Electric segment discussion about the impact of TECA.

(2)
The customer class sales presented above for the three months ended March 31, 2006 have been reclassified from prior year presentation in order to be consistent with current year presentation, as a result of changes in customer classifications.